UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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J. ALEXANDER’S HOLDINGS, INC.
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(Name of person(s) filing proxy statement, if other than the registrant)

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J. ALEXANDER’S HOLDINGS, INC.

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of J. Alexander’s Holdings, Inc.:

The Annual Meeting of Shareholders of J. Alexander’s Holdings, Inc. (the “Company”) will be held at Redlands Grill, 2609 West End Avenue, Nashville, Tennessee 37203 at 9:30 a.m., central time, on Tuesday, May 24, 2016 for the following purposes:

(1)	To elect two Class I directors to hold office for a term of three years, or until their respective successors have been duly elected and qualified;

(2)	To ratify the appointment by the Company’s Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 29, 2016 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. On or about April 12, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) and provided access to our proxy materials on the Internet. The proxy materials include our 2015 Annual Report to Shareholders and the accompanying Proxy Statement.

We hope very much that you will be able to be with us. However, it is important that your shares be represented whether or not you are personally able to attend. Even if you plan to attend the Annual Meeting, please vote as instructed in the Notice, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail, which will require no postage required if mailed in the United States. If you attend the meeting and your shares are registered in your name, you may withdraw your previously submitted proxy at that time and vote your shares in person.

By Order of the Board of Directors, Goodloe M. Partee Secretary

April 12, 2016

J. ALEXANDER’S HOLDINGS, INC.

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 24, 2016

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of J. Alexander’s Holdings, Inc. (the “Company”) for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 24, 2016, at 9:30 a.m., central time, at Redlands Grill, 2609 West End Avenue, Nashville, Tennessee 37203 and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.

We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (the “Commission”), instead of mailing printed copies of those materials to each shareholder. On April 12, 2016, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2015 Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card electronically to vote via the Internet or by telephone.

This process is designed to expedite the shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. Shareholders who would prefer to continue to receive printed proxy materials should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Proxies may be solicited by mail or by telephone. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will be (a) voted FOR the election of the director nominees named herein and (b) voted FOR ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal year 2016. The Board does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

A proxy may be revoked by a shareholder at any time before its exercise by attending the meeting and voting in person, by filing with the Secretary of the Company a written revocation, by duly executing a proxy bearing a later date or by casting a new vote by telephone or the Internet.

METHOD OF COUNTING VOTES

Each share of the Company’s Common Stock, $0.001 par value (the “Common Stock”), issued and outstanding on March 29, 2016 (the “Record Date”), will be entitled to one vote on all matters to come before the meeting. As of the Record Date, there were outstanding 15,000,235 shares of Common Stock.

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the proxy card. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote shares only with respect to “discretionary” items, which include matters that are considered routine. On “non-discretionary” items for which you do not give instructions, your shares will be counted as “broker non-votes.” Uncontested director elections (such as the election of directors at this Annual Meeting) are not considered routine under the rules and regulations of the primary trading markets applicable to most brokers. As a result, most brokers do not have the ability to vote shares held in street name with respect to the election of directors unless the broker has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held in street name by a broker so that your vote with respect to the election of directors is counted.

The proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2016 is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held in street name by your broker.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Directors will be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes for or against any director nominee. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2016 and any other matters that may properly come before the meeting or any adjournment or postponement thereof shall be approved by the affirmative vote of a majority of the votes cast by holders of Common Stock represented and entitled to vote at the Annual Meeting, and abstentions and non-votes will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 29, 2016, certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Commission) of more than five percent of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group (9 persons). Except as otherwise specified, the shares indicated are presently outstanding.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock (1)
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	1,446,109	(2)	9.64%
Eminence Capital, LP 65 East 55th Street, 25 Floor New York, NY 10022	1,260,728	(3)	8.40%
Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	801,598	(4)	5.34%
Newport Global Opportunities Fund I-A LP 21 Waterway Avenue, Suite 150 The Woodlands, Texas 77380	1,627,991	(5)	10.85%
Douglas K. Ammerman**	2,462		*
Timothy T. Janszen**	1,627,991	(5)	10.85%
Robert B. Maggard, Sr.**	1,177		*
Frank R. Martire**	50,000		*
Raymond R. Quirk**	67,771	(6)	*
Lonnie J. Stout II****	7,905		*
J. Michael Moore***	1,000		*
Mark A. Parkey***	10,587		*
All directors and executive officers as a group	1,769,893		11.80%

*	Less than one percent.
**	Director.
***	Named executive officer.
****	Director and named executive officer.
(1)	Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to all shares shown. Unless otherwise noted, the address of each beneficial owner of is c/o J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee 37202.
(2)	BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 1,280,195 of these shares and sole dispositive power with respect to all 1,446,109 shares. Information is based solely on the Schedule 13G filed with the Commission by BlackRock on January 28, 2016.

(3)	Eminence Capital, L.P., a Delaware limited partnership (“Eminence Capital”), has shared voting and dispositive power with respect to all 1,260,728 shares. Eminence GP, LLC, a Delaware limited liability company (“Eminence GP”) is also deemed to have shared voting and dispositive power with respect to 1,123,600 of such shares. As described in a Schedule 13G filed with the Commission on February 16, 2016: (i) the shares are held for the account of various partnerships and investment funds (collectively, the “Eminence Funds”); (ii) Eminence Capital serves as the management company to the Eminence Funds and, therefore, may be deemed to have shared voting and dispositive power over the shares held for the accounts of the Eminence Funds; (iii) Eminence GP serves as general partner or managing member of the Eminence Funds and may be deemed to have shared voting and dispositive power over all of the shares held for the accounts of the Eminence Funds; and (iv) Ricky C. Sandler is the Chief Executive Officer of Eminence Capital and the managing member of Eminence GP and may be deemed to have shared voting and dispositive power with respect to all shares directly owned by the Eminence Funds. Information is based solely on the Schedule 13G filed with the Commission by Eminence Capital, Eminence GP and Mr. Sandler on February 16, 2016.
(4)	Vanguard Group, Inc. (“Vanguard”) has sole voting power and shared dispositive power with respect to 16,714 shares, and sole dispositive power with respect to the remainder of these shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 16,714 shares as a result of its serving as investment manager of collective trust accounts. Information is based solely on the Schedule 13G filed with the Commission by Vanguard on February 10, 2016.
(5)	Newport Global Opportunities Fund I-A LP (“Newport”) has shared voting and dispositive power with respect to all 1,627,991 shares. Timothy T. Janszen is the Chief Executive Officer of Newport Global Advisors LLC, which is the general partner of Newport Global Advisors LP, the investment advisor to Newport. As a result, Mr. Janszen may be deemed to own beneficially, and holds voting and dispositive power with respect to, all 1,627,991 shares. Mr. Janszen’s address is c/o Newport Global Advisors LP, 21 Waterway Avenue, Suite 150, The Woodlands, Texas 77380.
(6)	Includes 62,453 shares of common stock held by Quirk 2002 Trust and the Raymond Quirk 2004 Trust.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board is divided into three classes with approximately one-third of the directors up for election each year. The class of each director and the year of their election is noted in their background information descriptions below. At the Annual Meeting, the shareholders will elect two Class I directors to serve a term of three years, or until their respective successors have been duly elected and qualified.

A director elected by the Board to fill a vacancy will hold office until the end of the term for which such director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board, until the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified or until his or her earlier resignation, disqualification, disability or removal.

Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named below unless a contrary choice is indicated. Each of the nominees is presently a director of the Company and has been nominated to serve on the Board as a result of his or her particular skills, attributes and professional experience. For additional discussion of the Company’s director nomination criteria, please see “Nominating and Corporate Governance Matters” below. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board.

The Class I nominees to be elected (serving a three-year term and then up for re-election in 2019) are:

Timothy T. Janszen

Ronald B. Maggard, Sr.

Certain information with respect to each of these Class I nominees, as well as our other Class II and Class III directors, is set forth below, including their present positions, their principal occupations, current directorships held with other public companies, as well as directorships with other public companies during the past five years, their ages and the year first elected as a director. Individual qualifications, experiences and skills that contribute to the Board’s effectiveness as a whole, as determined by the Nominating and Corporate Governance Committee, are also described below.

BACKGROUND INFORMATION FOR CLASS I NOMINEES

Timothy T. Janszen Class I – Re-election in 2016 Director Since 2015	Mr. Janszen, 51, has been the Chief Executive Officer of Newport Global Advisors, L.P., an investment management firm, since September 2005. He also serves as Principal Executive Officer and Operating Manager of NGA Holdco, L.L.C., which holds equity in entities related to the gaming industry. Prior to joining Newport Global Advisors, Mr. Janszen held a number of positions, including Managing Director, at AIG Global Investment Group, an investment management firm, which he had joined in 2001. Mr. Janszen has been a director of the issuer since its formation.

Additionally, Mr. Janszen served on the board of managers of our subsidiaries, J. Alexander’s Holdings, LLC (the “Operating LLC”) and J. Alexander’s, LLC, from February 2013 and January 2013, respectively, until September 2015. As a member of our board of directors, Mr. Janszen contributes strategic, financial and capital markets expertise and management experience through his career with investment advisory firms and service on the board of directors of several private companies in the restaurant and hospitality industry, including Fidelity Newport Holdings, LLC, the owner and operator of O’Charley’s and other restaurant concepts and a majority-owned subsidiary of Fidelity National Financial, Inc. (“FNF”).

Ronald B. Maggard, Sr. Class I – Re-election in 2016 Director Since 2015	Mr. Maggard, 66, co-founded Maggard Enterprises, Inc., a former franchisee of Long John Silver’s and A&W restaurants in 1970 and has been its Chairman of the Board and President since 1972. He was a franchisee of quick-service restaurants for over 30 years. Mr. Maggard served as a director of Santa Barbara Restaurant Group and former Chairman of Checkers Drive-In Restaurants, Inc., until 2002 and a former director of Carl Karcher Enterprises from 2003-2004. He is currently a director of Fidelity Newport Holdings, LLC, and a director of HyperActive Technologies, Inc. As a member of our board of directors, Mr. Maggard contributes his extensive experience in restaurant operations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

BACKGROUND INFORMATION FOR CLASS II AND CLASS III DIRECTORS

NOT STANDING FOR RE-ELECTION IN 2016

Frank R. Martire Class II – Re-election in 2017 Director Since 2015	Mr. Martire, 68, presently serves as Executive Chairman of Fidelity National Information Services, Inc. (“FIS”), an international provider of financial technology and outsourcing services. Mr. Martire previously served as Chairman of the Board and Chief Executive Officer of FIS from April 1, 2012 until January 1, 2015 and President of FIS from 2009 until April 1, 2012. Mr. Martire joined FIS in 2009 after its acquisition of Metavante Technologies, Inc. (“Metavante”), a provider of financial technology services and software, regulatory advice and consulting, where he had served as Chairman of the Board and Chief Executive Officer. Mr. Martire served as director and Chief Executive Officer of Metavante from March 2003 to October 2009. Mr. Martire’s qualifications to serve on our board include his leadership roles in business management, strategy and innovation, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Raymond R. Quirk Class II – Re-election in 2017 Director Since 2015	Mr. Quirk, 69, has served as the Chief Executive Officer of FNF, a provider of commercial and residential mortgage and diversified services, since December 2013. Before that, Mr. Quirk served as President of FNF beginning in April 2008. Mr. Quirk served as Co-President of FNF from May 2007 until April 2008, and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Mr. Quirk was appointed as President of FNF in 2002. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. As a member of our board of directors, Mr. Quirk contributes his significant expertise in executive management oversight related to a broad range of key responsibilities.

Douglas K. Ammerman Class III – Re-election in 2018 Director Since 2015	Mr. Ammerman, 64, has served as a director of FNF since July 2005. Mr. Ammerman is a retired partner of KPMG, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He serves as a director of FNF, William Lyon Homes, Inc., El Pollo Loco, Inc. and Stantec Inc. Within the past five years, Mr. Ammerman also has served as a director of Remy International. As a member of our board of directors, Mr. Ammerman contributes his significant financial and accounting background and expertise, including his 18 years as a partner with KPMG and his experience as a director on the boards of directors of other companies.

Lonnie J. Stout II Class III – Re-election in 2018 Director Since 2015	Mr. Stout, 69, has been a director and President and Chief Executive Officer of the Company since its formation. Prior to that time, he was a director/manager (as applicable), President and Chief Executive Officer of J. Alexander’s Corporation (“JAC”), the Operating LLC and J. Alexander’s, LLC (the successor entity to JAC), positions he has held since May 1986. Mr. Stout joined JAC in 1979 and held various leadership roles, including Executive Vice President and Chief Financial Officer of JAC from October 1981 to May 1984, a member of the board of directors of JAC from 1982 until October 2012 and as Chairman from July 1990 until October 2012. Mr. Stout has over 30 years of experience in the hospitality, food services and restaurant business. His industry knowledge and experience make him a vital component to our board of directors.

SEPARATION OF THE COMPANY FROM

FIDELITY NATIONAL FINANCIAL, INC.

In the third quarter of fiscal year 2015, the Board of Directors of FNF approved the legal and structural separation of the Company from FNF, pursuant to which the Company became an independent, publicly-traded company (the “Spinoff”). In the Spinoff, which was completed on September 29, 2015, FNF distributed to all holders of its FNFV Group common stock, all of the shares of the Company’s common stock owned by it at a ratio of approximately 0.17271 shares of the Company’s common stock for every one share of FNFV Group common stock held by each such holder as of September 22, 2015, the record date for the Spinoff.

CORPORATE GOVERNANCE

General

The Company believes that good corporate governance is important to ensure that J. Alexander’s Holdings, Inc. is managed for the long-term benefit of its shareholders. The Company regularly reviews its corporate governance policies and practices and compares them to those suggested by various authorities on corporate governance and the practices of other public companies. The Company also continues to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Commission and the applicable listing standards of the NYSE.

Board of Directors

The Company is managed under the direction of the Board, which oversees and delegates the conduct of the business to the Company’s executive officers and senior management. The Board held one meeting in 2015. Each of the incumbent directors of the Company attended each of (i) the total number of meetings held during 2015 by the Board while he was a director and (ii) the total number of meetings held during 2015 by all committees of the Board while he was a member of such committees.

The Board is currently led by Mr. Martire as the Chairman of the Board (“Chairman”). Our Corporate Governance Guidelines permit the roles of chairman of the board and chief executive officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. In the event the position of Chairman is filled by a non-independent director, the Board will appoint a lead independent director.

At this time, the Board believes that our shareholders are best served by having an independent director serve as chairman of the Board. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, Mr. Stout, while the Chairman facilitates our Board’s independent oversight of management, promotes communication between senior management and other Board members about issues such as management development and succession planning, executive compensation, and company performance, engages with shareholders, presides at meetings of the Board, and leads our Board’s consideration of key governance matters.

The Board includes three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each of these committees operates under a written committee charter, all of which can be accessed on the Company’s website at investor.jalexandersholdings.com, under the corporate governance section.

Director Independence

Our Corporate Governance Guidelines and the NYSE require that our Board consist of a majority of independent directors.

The Board has determined that each of the following directors and nominees, constituting a majority of our Board, will qualify as an “independent director” within the meaning of the NYSE listing standards, and that such persons do not otherwise have any relationship that, in the opinion of the Board, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director:

Douglas K. Ammerman

Timothy T. Janszen

Ronald B. Maggard, Sr.

Frank R. Martire

The Nominating and Corporate Governance Committee will evaluate the Company’s relationships with each director and nominee and make a recommendation to our Board as to whether to make an affirmative determination that such director or nominee is independent. Under the Company’s Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of the NYSE.

Mr. Ammerman currently serves on the audit committee of more than three publicly traded companies, including, in addition to the Company: William Lyon Homes, Inc. (NYSE), FNF (NYSE), Stantec Inc. (NYSE) and El Pollo Loco Holdings, Inc. (NASDAQ Global Select Market). Our Board has determined that Mr. Ammerman’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively as a member of our Audit Committee.

The Nominating and Corporate Governance Committee and the Board evaluate the independence of directors and director nominees under the criteria established by the Commission and the NYSE for director independence and for Audit Committee membership, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to its respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also makes the initial determination as to whether directors are independent for purposes of relevant rules.

The independent directors meet regularly in executive session at the conclusion of Board meetings to review and discuss the Company’s management, operations, financial performance and material risks to the Company.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Annual Meeting. Because the Spinoff was completed at the end of the third quarter 2015, the 2016 Annual Meeting of Shareholders will be the first such annual meeting of the Company.

Board Committee Composition and Committee Functions

Committee/Current Members	Summary of Material Committee Functions
Audit Committee Current Members Mr. Ammerman (Chair) Mr. Janszen Mr. Martire Number of Meetings held in fiscal year 2015: one

•       Evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•       Reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•       Reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•       Reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•       Reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•       Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and other matters;

•       Preparing the report of the audit committee that the Commission requires in our annual proxy statement;

•       Overseeing risks associated with financial matters such as accounting, internal controls over financial reporting and financial policies;

•       Reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics; and

•       Reviewing and evaluating, at least annually, the performance of the audit committee, including compliance of the audit committee with its charter.

Compensation Committee Current Members: Mr. Martire (Chair) Mr. Ammerman Mr. Maggard Number of Meetings held in fiscal year 2015: one

•       Reviewing and recommending to our Board the compensation and other terms of employment of our executive officers;

•       Reviewing and recommending to our Board performance goals and objectives relevant to the compensation of our executive officers;

•       Evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•       Evaluating and recommending to our Board the type and amount of compensation to be paid or awarded to Board members;

•       Administering our equity incentive plans;

•       Reviewing and recommending to our Board policies with respect to incentive compensation and equity compensation arrangements;

•       Reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•       Evaluating and overseeing risks associated with compensation policies and practices;

•       Reviewing and recommending to our Board the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers and other members of senior management;

•       Reviewing the adequacy of its charter on an annual basis; and

•       Reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

Nominating and Corporate Governance Committee Current Members: Mr. Maggard (Chair) Mr. Ammerman Number of Meetings held in fiscal year 2015: none

•       Reviewing and making recommendations to the Board regarding our board size and other corporate governance functions;

•       Identifying, evaluating, nominating and recommending individuals for membership on our Board;

•       Considering nominations by shareholders of candidates for election to our Board;

•       Considering and assessing the independence of members of our Board;

•       Evaluating director performance on our board of directors and applicable committees of our Board;

•       Reviewing the corporate governance guidelines and making any changes to such guidelines;

•       Periodically reviewing our policy statements; and

•       Evaluating, at least annually, the performance of the committees of the Board.

Nominating and Corporate Governance Matters

The Nominating and Corporate Governance Committee acts on behalf of the Board to identify individuals qualified to become Board members and to recommend to the Board nominees for each annual meeting of shareholders.

The policy of the Nominating and Corporate Governance Committee is to consider the qualifications of all properly submitted shareholder recommendations of candidates for membership on the Board. In its assessment of a candidate for Board membership, including properly submitted shareholder recommendations, the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate, including: personal qualities and characteristics, accomplishments and reputation, knowledge within the Company’s industry or industries relevant to the Company’s business, skills and personality that would promote an effective, collegial and responsive Board, and diversity of viewpoints, background, experience and other demographics. At a minimum, in the judgment of the Nominating and Corporate Governance Committee, a director nominee must:

•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	possess relevant background, skills and abilities, and characteristics that fulfill the needs of the Board at that time;

•	possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership;

•	contribute important opinions and perspectives to Board deliberations as a result of diverse professional experience and personal background;

•	have the highest ethical character and share the core values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	have a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and

•	have the ability and the willingness to devote the necessary time and energy to exercise sound business judgment.

The Nominating and Corporate Governance Committee will preliminarily assess each candidate’s qualifications and suitability. If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the Nominating and Corporate Governance Committee will advise the candidate of the Nominating and Corporate Governance Committee’s preliminary interest and, if the candidate expresses sufficient interest, will arrange interviews of the candidate with one or more members of Nominating and Corporate Governance Committee and other members of the Board and will request such additional information from the candidate as the Nominating and Corporate Governance Committee deems appropriate.

If a majority of the Nominating and Corporate Governance Committee determine that the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with senior management of the Company, both to allow the candidate to obtain further information about the Company and to give management a basis for input to the Board regarding the candidate. On the basis of its assessment, and taking into consideration input from senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board. Approval by a majority of the independent directors will be required to recommend the candidate’s nomination.

Upon recommendation from the Nominating and Corporate Governance Committee of a slate of directors for nomination at the Company’s annual meeting of shareholders, the Board will consider each candidate’s qualifications, the assessment of each individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the Board at that time, and will confer and reach a collective assessment as to the qualifications and suitability of each candidate for Board membership. Approval by a majority of the Board will be required to nominate a candidate for election to the Board.

Shareholder Recommendations

Any shareholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee must be made in accordance with the Company’s bylaws and applicable law, and include verification of the shareholder status of the person submitting the recommendation and the recommended candidate’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

Compensation Committee Matters

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation, stock and bonus plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee has the sole authority for administration and interpretation of the plans. The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties; however, the Compensation Committee may not delegate its authority to others.

The Compensation Committee is composed solely of non-employee directors of the Company. All compensation awards made by the Compensation Committee are approved by directors who are (i) independent as defined under the NYSE listing standards, (ii) non-employee directors for purposes of Section 16b-3 of the Exchange Act and (iii) outside directors for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee has been given the responsibility to assist the Board in the discharge of its fiduciary duties with respect to the compensation of the executives and other employees of the Company, including the named executive officers, and the Company’s retirement and other benefit plans. As part of the Compensation

Committee’s duties, the Compensation Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and assesses the three main elements of the Company’s compensation. The Compensation Committee reports to the Board on its activities.

Generally, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, following discussions with him and other advisors, if appropriate, establishes his compensation level. For the remaining named executive officers, the Chief Executive Officer makes recommendations for salary and bonus levels to the Compensation Committee that are generally approved. With respect to equity compensation awards, the Compensation Committee typically grants options based upon the initial recommendation of the Chief Executive Officer, and with additional or different terms deemed appropriate by the Compensation Committee.

The Compensation Committee generally will consider making equity awards periodically after the Compensation Committee has had an opportunity to review the Company’s financial results for the prior fiscal year and consider the Company’s expectations and projections for the current fiscal year. The Compensation Committee may grant awards or may determine not to grant any awards to some executives, based on its conclusion that the awards then currently outstanding effectively serve to properly incentivize the executive officers.

The Board sets non-management directors’ compensation at the recommendation of the Compensation Committee. See “Director Compensation” for more information.

The Company did not engage any outside compensation consultant during 2015. However, from time to time, Black Knight Advisory Services, LLC (the “Management Consultant”) provides strategic advice regarding the Company’s compensation and benefits programs pursuant to the Management Consulting Agreement with the Company. For further description of the Management Consulting Agreement and other services provided by the Management Consultant, as well as the fees paid to the Management Consultant by the Company, see “Certain Relationships and Related Party Transactions—Management Consulting Agreement with Black Knight Advisory Services, LLC.”

Governance Documents

The Company’s Board has adopted a Code of Business Conduct and Ethics applicable to the members of its Board and officers, including the Chief Executive Officer, Chief Financial Officer and the Company’s principal accounting officer. We also have adopted Corporate Governance Guidelines, which, in conjunction with our Charter, Bylaws and respective charters of the Board committees, form the framework for our governance.

All of these documents may be accessed on the Company’s website at investor.jalexandersholdings.com, under the corporate governance section, or copies may be requested by writing to the following address: J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee 37202. The Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of the Code of Business Conduct and Ethics on its website.

Communications with Members of the Board

Shareholders interested in communicating directly with members of the Board may do so by writing to Board, c/o Corporate Secretary, J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee 37202.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation awarded to, earned by, or paid to the named executive officers for fiscal years 2015, 2014 and 2013 for their service as employees and officers of us and our subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	All Other Compensation ($)(5)(6)		Total ($)
Lonnie J. Stout II President and Chief Executive Officer	2015 2014 2013	550,000 485,217 430,400	1,957,300 792,464 253,149	778,800 — —	(7)	416,250 — —	31,013 114,791 29,846	(8)	3,733,363 1,392,472 713,395
Mark A. Parkey Executive Vice President and Chief Financial Officer	2015 2014 2013	211,500 203,667 188,350	448,495 166,316 76,914	233,640 — —		183,150 — —	43,162 172,743 253,678		1,119,947 542,726 518,942
J. Michael Moore Executive Vice President and Chief Operating Officer	2015 2014 2013	211,500 203,667 197,311	448,495 166,316 76,914	233,640 — —		183,150 — —	51,967 153,050 215,032		1,128,752 523,033 489,257

(1)	Amounts shown are not reduced to reflect the named executive officers’ contributions to the Company’s 401(k) and deferred compensation plans. Amounts shown are amounts actually earned by the named executive officer during the year.
(2)	Amounts shown include a special recognition bonus of $1,250,000 for Mr. Stout and $312,500 for each of Mr. Moore and Mr. Parkey in recognition of their efforts and contributions to the Company in connection with the completion of the Spinoff.
(3)	Represents the grant date fair value of J. Alexander’s Holdings, LLC profits interest awards, granted in 2015, determined in accordance with ASC Topic 718 “Compensation – Stock Compensation”. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Note 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended January 3, 2016, which is filed with the Commission (“Form 10-K”).
(4)	Represents the aggregate grant date fair value of the J. Alexander’s Holdings, Inc. stock option awards granted to the named executive officers determined in accordance with ASC Topic 718 “Compensation – Stock Compensation”. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Note 15 to the Consolidated Financial Statements contained in the Company’s Form 10-K.
(5)	Amounts shown reflect the value to each of the named executive officers of: the expense recognized by the Company relating to the vested benefit under their Amended and Restated Salary Continuation Agreements, as applicable, contributions allocated by the Company pursuant to the Company’s 401(k) and deferred compensation plans, an auto allowance, reimbursements for certain auto-related expenses, the Company’s reimbursement of employee medical insurance contributions, payments received under a supplemental medical reimbursement insurance plan, payments of supplemental disability insurance premiums, tax preparation and planning services and certain other modest benefits.

(6)	The following table details for each named executive officer the expense recognized by the Company over the last two fiscal years relating to the named executive officer’s vested Amended and Restated Salary Continuation Agreement benefits. No amounts were actually paid to the employee.

Name	Non-Cash Expense Recognized Relating to the Vested Benefit Under the Amended and Restated Salary Continuation Agreements ($)
Lonnie J. Stout II	– (2015) (a) 88,617 (2014) – (2013) (a)
Mark A. Parkey	6,075 (2015) 139,856 (2014) 222,918 (2013)
J. Michael Moore	15,601 (2015) 127,903 (2014) 184,361 (2013)

(a)	As a result of forecasted interest rates for the 15-year period during which Mr. Stout is eligible to receive his vested benefit, we recognized income for the 2013 and 2015 fiscal years relating to our obligations with respect to Mr. Stout’s Amended and Restated Salary Continuation Agreement. Consequently, no amount of expense is reported in the “All Other Compensation” column of the Summary Compensation Table with respect to Mr. Stout’s Amended and Restated Salary Continuation Agreement for these periods.

(7)	Does not include any portion of the J. Alexander’s Holdings, LLC profits interest award granted to the Management Consultant on October 6, 2015, with respect to which Mr. Stout may be an indirect beneficiary as a result of his ownership in the Management Consultant. For additional information, see “Certain Relationships and Related Party Transactions—Management Consulting Agreement with Black Knight Advisory Services, LLC.”
(8)	Does not include any portion of the management fee paid to the Management Consultant on March 30, 2016, with respect to which Mr. Stout may be an indirect beneficiary as a result of his ownership in the Management Consultant. For additional information, see “Certain Relationships and Related Party Transactions—Management Consulting Agreement with Black Knight Advisory Services, LLC.”

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Compensation Philosophy. The Company’s executive compensation program is administered by the Compensation Committee and compensates management primarily through a combination of base salary and annual cash incentives. The goal of the executive compensation program is to attract and retain talent through incentives that reward outstanding Company and individual performance and the creation of shareholder value. Base salaries are intended to provide cash compensation at a level appropriate for the named executive officers’ experience and responsibilities. The Company’s incentive compensation, which has historically taken the form of a cash incentive program, is designed to align a portion of the management incentives with the interests of our equity holders.

Base Salary. Base salaries are reviewed annually and may be adjusted in light of individual past performance, tenure, any change in the named executive officer’s position or responsibilities within our organization, or rates of inflation. We review the base salary of the Chief Executive Officer and receive recommendations from the Chief Executive Officer regarding base salaries for the other named executive officers. Base salaries of the named executive officers commencing July 1, 2015 are listed in the table below.

Named Executive Officer	2015 Base Salary
Lonnie J. Stout II	$550,000
Mark A. Parkey	$215,000
J. Michael Moore	$215,000

Cash-Based Incentive Compensation. Part of our compensation philosophy is to incentivize the named executive officers using cash-based incentive compensation tied primarily to our business objectives. We approve the payment of annual cash incentive compensation, if earned, because we believe it rewards executives for achieving our shorter-term business objectives.

In fiscal year 2015, all named executive officers participated in our cash incentive bonus plan (the “Bonus Plan”) under which they were eligible to receive a cash payment based on the achievement of certain performance targets. Performance targets are set annually by the board of directors and communicated to participants. The amount of the cash payment is a percentage of the officer’s annual base salary earned by the officer during the applicable fiscal year. Each participant in the Bonus Plan is assigned an annual award target expressed as a percentage of the participant’s base salary earned during the applicable fiscal year. This annual award target is generally determined based on seniority, level of responsibility within our organization, and such person’s ability to influence profitability, meet our stated objectives of operational excellence and ensure the integrity of our financial statements and our reputation in the business community. In addition, our board of directors has the discretionary authority to modify the annual award target based on its assessment of the individual participant’s performance.

The Bonus Plan is designed to provide 100% of a participant’s annual award target for achieving targeted performance, 50% of a participant’s annual award target for achieving a minimum acceptable (threshold) level of performance (typically, 90% of the targeted performance level), and up to a maximum of 200% of a participant’s annual award target for achieving maximum performance (typically, 120% of the targeted performance level). Payouts between the threshold and maximum amounts are interpolated in 1% increments in relation to the performance level achieved. No payments will be made for performance below the threshold level.

The performance targets for fiscal year 2015 were calculated based on our achievement of designated levels of earnings before net interest expense, income taxes, depreciation, amortization, any pre-opening expenses, certain impairment charges, if applicable, along with adjustments for other items that do not reflect our performance for a given fiscal year (the “Plan Adjusted EBITDA”). The table below summarizes the potential cash incentives for each of our named executive officers based on our achievement of the threshold, target and maximum Plan Adjusted EBITDA goals for fiscal year 2015.

Named Executive Officer	Threshold Plan Adjusted EBITDA	Target Plan Adjusted EBITDA	Maximum Plan Adjusted EBITDA
Lonnie J. Stout II	50% of Base Salary	100% of Base Salary	200% of Base Salary
Mark A. Parkey	25% of Base Salary	50% of Base Salary	100% of Base Salary
J. Michael Moore	25% of Base Salary	50% of Base Salary	100% of Base Salary

As a result of our achievement of Plan Adjusted EBITDA between the target and maximum goals, each named executive officer received an award equal to approximately 128.6% of their targeted award level for fiscal year 2015, using the interpolation method described above. Consequently, Mr. Stout received a cash award pursuant to the Bonus Plan equal to 128.6% of his base salary earned in fiscal year 2015, and Messrs. Parkey and Moore each received a cash award pursuant to the Bonus Plan equal to 64.30% of their respective base salaries earned in fiscal year 2015.

Cash Bonuses. On occasion, we may award discretionary cash bonus payments to the named executive officers to reward superior individual performance during a fiscal year. No discretionary cash bonus payments were made during fiscal year 2015.

Special Recognition Bonuses. The Operating LLC’s board of managers determined that a special recognition bonus program was appropriate to reward a group of our senior executives and other employees in recognition of their efforts and exceptional contributions to us in connection with the Spinoff. Based on individual contributions in furtherance of the Spinoff, Mr. Stout received a special recognition bonus of $1,250,000 and Messrs. Parkey and Moore each received a special recognition bonus of $312,500 upon completion of the Spinoff.

Profits Interest Incentive Awards. On January 1, 2015, the Operating LLC adopted a Management Incentive Plan and issued Class B Units of the Operating LLC’s equity incentive awards to certain members of our management team, including our named executive officers, and other key employees. Each Class B Unit represents a non-voting equity interest in the Operating LLC that entitles the holder to a percentage of the profits and appreciation in the equity value of the Operating LLC arising after the date of grant and after such time as an applicable hurdle amount is met. The hurdle amount for the Class B Units issued to our management in January 2015 was set at $180 million, which at such time was a reasonable premium to the estimated liquidation value of the equity of the Operating LLC. The Class B Units issued to management vest with respect to 50% of the granted Class B Units on the second anniversary of the date of grant and with respect to the remaining 50% on the third anniversary of the date of grant and require a six-month holding period post vesting.

Mr. Stout received 442,500 Class B Units, and Messrs. Parkey and Moore each received 132,750 Class B Units on January 1, 2015. In conjunction with the Spinoff, the Operating LLC was recapitalized, and the Class B Units were adjusted on a pro-rata basis to 416,673 for Mr. Stout and 125,002 for each of Messrs. Parkey and Moore. These have a grant date fair value of $778,800 for Mr. Stout and $233,640 for each of Messrs. Parkey and Moore.

Vested Class B Units may be exchanged for, at the option of the Operating LLC, either (i) cash in an amount equal to the amount that would be distributed to the holder of those Class B Units by the Operating LLC upon a liquidation of the Operating LLC assuming the aggregate amount to be distributed to all members of the Operating LLC was equal to the implied valuation of the Company based upon its market capitalization on the date of exchange, (net of any assets and liabilities of the Company that are not assets or liabilities of the Operating LLC) or (ii) shares of our common stock with a fair market value equal to the cash payment under (i) above.

The Class B Units issued to our management have been be classified as equity awards, and compensation expense based on the grant date fair-value is being recognized over the applicable vesting period of the grant in our Consolidated Financial Statements.

Equity-Based Incentive Compensation. The Company also awards non-qualified or incentive stock options to its executive officers under shareholder-approved plans on a periodic basis. The Compensation Committee has indicated that it awards stock options because it believes that stock options closely align employees’ interests with those of other shareholders because when the price of the Company’s stock increases from the price on the date of grant, the employee realizes value commensurate with increases to shareholder value generally.

In September 2015, the Board approved the J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of non-statutory or incentive stock options, restricted stock, restricted stock units, and other stock-based awards to the Company’s employees, officers, directors or consultants. 1,500,000 shares are reserved for issuance under the Plan. The Compensation Committee administers the Plan, selects the individuals to whom options will be granted, determines the number of options to be granted, and the term and exercise price of each option. The number of options granted is based on the Compensation Committee’s conclusions on the sufficiency of the Company’s cash compensation and other benefits available to officers. Because the Compensation Committee has indicated that it believes a larger portion of more senior executives’ compensation should be tied to the Company’s performance, a larger number of options are granted to the more senior executive officers, decreasing incrementally based on position. Stock options granted pursuant to the terms of the Plan generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant. The term of the options granted under the Plan cannot be greater than 10 years.

In October 2015, following the completion of the Spinoff, the Company made grants of 125,000 stock options to Mr. Stout, and grants of 55,000 options to each of Messrs. Parkey and Moore, respectively, all at an exercise price of $10.39 (the market price of the Company’s stock on the date of the grant). All of the options granted to the named executive officers in fiscal year 2015 vest ratably over four years and have a seven-year term.

Employment Agreements. On December 26, 2008, JAC entered into employment agreements with Messrs. Stout, Parkey and Moore, which were each subsequently amended on July 30, 2012. Mr. Parkey’s employment agreement was amended again on July 1, 2014. The agreements provide that each of the named executive officers will continue to serve in their current offices and such other office or offices to which he may be appointed or elected by the Board of Directors of JAC for the term of the agreement. Following the initial three-year term, each agreement has been subject to successive one-year automatic renewals unless either party gives written notice to the other party not less than 90 days prior to the end of the then-current term that it is electing not to extend the agreement. Each agreement provides for the named executive officer to continue to receive his current annual base salary as well as customary benefits, including remuneration pursuant to JAC’s cash compensation incentive plans (assuming applicable performance targets are met) or any long-term incentive award plans offered generally to executives of JAC and health insurance. Pursuant to the terms of each agreement, JAC also agreed to reimburse the named executive officer for all reasonable business expenses incurred by such named executive officer in performance of his duties. Compensation payable under the agreements is subject to annual review by the Compensation Committee of the Board and may be increased as the Compensation Committee deems advisable.

Each agreement provides for certain payments upon the termination of the named executive officer’s employment. Details of these payments and obligations are discussed below under the heading “Potential Payments Upon Termination or Change in Control.” In addition to these payments, if (i) the named executive officer is terminated other than as a result of death or for “cause” and (ii) the named executive officer does not obtain substantially similar health insurance coverage as provided for in his employment agreement, then once the period for which we are obligated to provide health insurance coverage under the employment agreement ends, we must use commercially reasonable efforts to make available to the named executive officer health insurance benefits for the named executive officer and his dependents under our then-existing health insurance plan at the named executive officer’s expense (and at no additional cost to the Company). Further, pursuant to the terms of each of the agreements, each named executive officer is prohibited from (i) competing with the Company (A) during the term of his employment and (B) for a period of one year following termination of employment if the named executive receives payments under the employment agreements in connection with termination without “cause” or by the named executive for “good reason” and (ii) soliciting, without our written consent, the services of the Company’s executive officers (or otherwise soliciting our executive officers to terminate their employment or agency with us) for a period of one year following termination of employment if the named executive officer receives payments under the employment agreements in connection with termination without “cause” or by the named executive officer for “good reason.” The named executive officer is also subject to certain confidentiality and non-disclosure obligations.

Retirement Benefits. The Company provides a vested salary continuation benefit as the primary retirement benefit for certain senior executives, including the Company’s named executive officers. Each named executive officer receives this retirement benefit through Amended and Restated Salary Continuation Agreements between the Company and such named executive officer. A description of the vested salary continuation benefits provided to each named executive officer under these agreements is described below under “Potential Payments Upon Termination or Change in Control.” In addition, the Company provides the named executive officers certain other retirement benefits, including participation in the Company’s 401(k) plan and a non-qualified deferred compensation plan. Each plan allows the named executive officer to defer a portion of his compensation income on a pre-tax basis through contributions to the plan. The Company will match 25% of the named executive officer’s total elective contributions up to 3% of the named executive officer’s compensation for the Plan year (taking into account elective contributions to both plans). Earnings, gains and losses on deferral accounts under the non-qualified deferred compensation plan are determined quarterly and credited to participant accounts based on the gains or losses of hypothetical measurement funds selected by the plan’s administrative committee. The Company does not provide above-market or preferential earnings on deferred compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes the number of outstanding equity awards held by each of the named executive officers as of January 3, 2016.

	Option Awards(1)							Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Lonnie J. Stout II	—	125,000	N/A	$10.39	10/13/2015	(2)	10/13/2022	416,673	$0	(5)	N/A	N/A
Mark A. Parkey	—	55,000	N/A	$10.39	10/13/2015	(2)	10/13/2022	125,002	$0	(5)	N/A	N/A
J. Michael Moore	—	55,000	N/A	$10.39	10/13/2015	(2)	10/13/2022	125,002	$0	(5)	N/A	N/A

(1)	Represents options granted pursuant to the Company’s equity incentive plans. All currently outstanding options have a term of seven years from the grant date.
(2)	Options vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.
(3)	The numbers included in this column represent outstanding profits interest awards of Class B Units in the Operating LLC and do not represent shares of Common Stock. The actual number of shares of Common Stock that may be issuable upon exercise of units will be determined at the time of exercise.
(4)	The profits interest awards vest with respect to 50% of the Class B Units on the second anniversary of the date of the grant and with respect to the remaining 50% on the third anniversary of the date of the grant and require a six-month holding period post-vesting.
(5)	The market value of the Operating LLC Class B Units reported in this table is based on the estimated per unit liquidation value of each Class B Unit over the volume weighted average closing price of the J. Alexander’s Holdings, Inc. Common Stock as of the last day of the most recently completed fiscal year. As of January 3, 2016, the per unit liquidation value of each Class B Units was $0.00.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Information about the Company’s equity compensation plans at January 3, 2016 was as follows:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants And Rights		Weighted Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	437,000		$10.39	1,063,000
Equity compensation plans not approved by security holders	0	(2)	N/A	833,346 Operating LLC Class B Units (1)

Total (3)	437,000		$10.39	1,063,000

(1)	On January 1, 2015, the Operating LLC adopted a 2015 Management Incentive Plan (the “Profits Interest Plan”) that provided for the issuance of up to 1,770,000 Class B Units awards that represent profits interest in the Operating LLC. In conjunction with the Spinoff, the Operating LLC was recapitalized, and the 885,000 Class B Units issued on January 1, 2015 were adjusted on a pro-rata basis to 833,346. The remaining Class B Units authorized for grant were likewise adjusted on a pro-rata basis to 833,346. Vested Class B Unit awards may be exchanged for, at the option of the Operating LLC, either (i) cash in an amount equal to the amount that would be distributed to the holder of those Class B Units by the Operating LLC upon a liquidation of the Operating LLC assuming the aggregate amount to be distributed to all members of the Operating LLC were equal to the implied valuation of the Company based upon its market capitalization on the date of exchange, (net of any assets and liabilities of the Company that are not assets or liabilities of the Operating LLC) or (ii) shares of our common stock with a fair market value equal to the cash payment under (i) above. This number does not include the award of Class B Units granted to the Management Consultant under a separate arrangement. See “Certain Relationships and Related Party Transactions—Management Consulting Agreement with Black Knight Advisory Services, LLC.”
(2)	As of January 3, 2016, there were 833,346 outstanding Class B Units that had been issued pursuant to the Profits Interest Plan, none of which were vested as of such date. As of such date, the per unit liquidation value was $0.00 for each outstanding Class B Unit issued pursuant to the Profits Interest Plan. As result, none of the outstanding Class B Units issued pursuant to the Profits Interest Plan could have been exchanged for shares of Company common stock as of such date.
(3)	Total amounts reflect only awards and remaining securities under the J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan. See notes (1) and (2) above for a discussion of the Profits Interest Plan and outstanding awards thereunder.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Overview

Payments Pursuant to the Employment Agreements. Under each of the employment agreements discussed above under “Narrative Disclosure to Summary Compensation Table,” if the Company terminates the employment of the named executive officer with “cause,” or the named executive officer terminates employment without “good reason,” the Company is required to pay the named executive officer his salary, prior year bonus (if any) and benefits, in each case, already earned but unpaid through the date of such termination (“accrued obligations”). If the Company terminates the employment of Mr. Stout without “cause,” including non-renewal by the Company or if Mr. Stout resigns for “good reason,” Mr. Stout will receive the accrued obligations and will also be entitled to receive (i) a lump sum cash payment equal to 2.99 times his base salary then in effect, (ii) a lump sum cash payment equal to 2.99 times the greater of a) the cash bonus paid, or earned but not yet paid, in respect of the previous fiscal year or b) the average bonus paid, or earned but not yet paid, in respect of the last three years, and (iii) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for Mr. Stout and his spouse and dependents for a period of two years, with such benefits terminating prior to the end of such two-year period if he receives substantially similar coverage and benefits from a subsequent employer. For each of Messrs. Parkey and Moore, the applicable severance amounts payable under their respective employment agreements in the event of a termination of employment by us without “cause” or a resignation by the named executive officer for “good reason” include (i) the accrued obligations, (ii) a lump sum cash payment equal to 2.00 times his base salary then in effect, (iii) a lump sum cash payment equal to 2.00 times the greater of (a) the cash bonus paid, or earned but not yet paid, in respect of the previous fiscal year or (b) the average bonus paid, or earned but not yet paid, in respect of the last three fiscal years, and (iii) health insurance benefits substantially commensurate with our standard health insurance benefits for the named executive officers and his spouse and dependents for a period of up to two years, with such benefits terminating prior to the end of such two-year period if he receives substantially similar coverage and benefits from a subsequent employer. For Mr. Stout, who is also a party to a Severance Benefits Agreement (more fully described below under “—Payments Made Pursuant to the Severance Benefits Agreement”) entitling him to 18 months’ salary upon termination of employment by the Company without “cause” or resignation by him for “good reason,” the applicable severance amounts payable under the employment agreements in the event of termination without “cause” and for “good reason” are reduced by amounts actually paid under his Severance Benefits Agreement.

Under the employment agreements, in the event of termination without “cause” or if the named executive officer resigns for “good reason,” each within the 36-month period following a “change in control,” each named executive officer will be entitled to receive the severance payments and benefits described above; however, for Messrs. Moore and Parkey the severance multiple is increased from 2.00 to 2.99, and for each of Messrs. Stout, Moore and Parkey the duration of the health insurance benefits continuation is increased from a period of up to two years to a continuation of up three years. In addition, all unvested equity incentive plan awards held by the named executive officer will vest upon a termination without “cause” or if the named executive officer resigns for “good reason” within the 36-month period following a change in control.

Under the employment agreements, the Company may terminate the employment of the named executive officers with “cause” upon the occurrence of any of the following events (after the Company has provided proper notice and given the named executive officer the opportunity to remedy the condition in accordance with the procedures set forth in his respective employment agreement): (i) conviction of a felony or a crime involving misappropriation or embezzlement;

(ii) willful and material wrongdoing on the part of the named executive officer, including, but not limited to, acts of dishonesty or fraud, which have a material adverse effect on us or any of our subsidiaries; (iii) repeated material failure of the named executive officer to follow our direction or the direction of our board of directors regarding the material duties of employment; or (iv) material breach by the named executive officer of a material obligation under his employment agreement. Under the employment agreements, the named executive officers may terminate their employment for “good reason” within two years of the occurrence of any of the following events (after the named executive officers have provided proper notice and given us the opportunity to remedy the condition in accordance with the procedures set forth in his respective employment agreement): (i) a material reduction by us in the named executive officer’s title or position, or a material reduction by us in the named executive officer’s authority, duties or responsibilities (which, in the case of Mr. Stout, includes no longer serving on our board of directors) or the assignment by us to the named executive officers of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a material reduction in the named executive officer’s base salary; (iii) any material breach of the named executive officer’s employment agreement by us; or (iv) our requiring the named executive officer to relocate his office location more than 50 miles from Nashville, Tennessee.

In the employment agreements, “change in control” is defined to include (i) the acquisition of 35% or more of the combined voting power of our then outstanding securities by any person, entity or group; (ii) the change in ownership of a majority of the combined voting power of our then outstanding securities as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination transaction, sales of all or substantially all assets or contested election, or any combination of the foregoing; or (iii) a change, during any period of two consecutive years, in a majority of our directors, unless such newly elected directors were approved by a vote of at least two-thirds of the directors in office at the beginning of such period.

Each of the named executive officers’ employment agreements provides for certain tax reimbursement payments to the extent any payment made under the employment agreement becomes subject to excise taxes imposed by Section 4999 of the Code or any interest or penalties incurred by the named executive officer with respect to such excise tax.

Payments Made Pursuant to the Severance Benefits Agreement. In 1989, JAC entered into a Severance Benefits Agreement with Mr. Stout (the “Severance Benefits Agreement”) pursuant to which Mr. Stout would receive lump sum payments representing 18 months of his salary upon termination by us without “cause” or resignation by Mr. Stout for “reason.” Under the Severance Benefits Agreement, Mr. Stout has “reason” to terminate his employment if his present job responsibilities change or there is a decrease in his compensation or some other economic loss; provided, however, that the assignment of Mr. Stout to a position at Fidelity Newport Holdings, LLC in its main corporate office or upscale division office in Nashville, Tennessee with similar duties and responsibilities and substantially similar salary and benefits or their equivalent value as Mr. Stout’s salary and benefits prior to the acquisition of JAC by FNF will not give rise to his right to terminate his employment for “reason.” Under the Severance Benefits Agreement, Mr. Stout would not be entitled to severance benefits if he were terminated for “cause.” Under the Severance Benefits Agreement, we will have “cause” only if termination was the result of an act or acts of dishonesty by Mr. Stout constituting a felony and resulting in or intended to result in substantial gain or personal enrichment at our expense. As described above, any payments actually made under the Severance Benefits Agreement to Mr. Stout will offset and reduce any amounts that become payable under his employment agreement.

Payments Made Pursuant to the Amended and Restated Salary Continuation and Severance Benefits Agreements. The Company is a party to Amended and Restated Salary Continuation Agreements with each of the named executive officers that provide for annual retirement benefits payable upon termination of employment. The amounts described below assume that terminations occurred as of January 3, 2016.

The Amended and Restated Salary Continuation Agreements, which were amended in connection with, and prior to, the 2012 acquisition of JAC by FNF, provide for an annual retirement benefit of 50% of the employee’s base salary on the date of the termination of service with the Company for any reason other than death if such termination occurs on or after attaining the age of 65. Pursuant to 2012 letter agreements that amended the terms of the Amended and Restated Salary Continuation Agreements, for the purpose of calculating benefits under the Amended and Restated Salary Continuation Agreements, Messrs. Stout’s and Moore’s base salary is set at their respective base salaries on the date of the acquisition of JAC by FNF, which was $430,400 and $176,700, respectively; for Mr. Parkey, base salary is set at $200,000 pursuant to a July 1, 2014 letter agreement. The retirement benefit is payable over 15 years commencing within 30 days of the employee’s retirement. The same benefit is available to the beneficiaries of an employee who dies while in office, but after age 65. The Amended and Restated Salary Continuation Agreements also provide that in the event an employee dies while in the employ of the Company before attaining the age of 65, his beneficiaries will receive specified benefit payments for a period of ten years, or until such time as the employee would have attained age 65, whichever period is longer. The payments in this instance are 100% of the employee’s base salary, in the amounts set forth above, for the first year after death and 50% of the employee’s base salary, in amounts set forth above, each year thereafter in the death benefits period. The annual payment for the first year after death for Messrs. Stout, Parkey and Moore would be $430,400, $200,000 and $176,700, respectively.

In connection with the 2012 acquisition of JAC by FNF, the Amended and Restated Salary Continuation Agreements with each of the named executive officers were also amended to suspend the Company’s obligation and that of our successors to establish and fund a “rabbi trust” with respect to certain retirement benefits upon a change in control of JAC (which occurred when FNF acquired JAC in 2012), in exchange a guarantee by FNF and certain of its affiliates of these obligations. Under the 2012 letter agreements, our obligation to fund a “rabbi trust” would resume once FNF no longer held direct or indirect beneficial ownership of at least 40% of JAC or its successors and permitted assigns. Since, following the Spinoff, FNF did not retain a direct or indirect beneficial ownership of at least 40% of the Operating LLC, which is the successor to JAC, the Spinoff triggered our obligation to fund a “rabbi trust” under the Amended and Restated Salary Continuation Agreements. Upon the establishment and funding by us of the “rabbi trust” on October 19, 2015, FNF’s guarantee terminated, and each of the named executive officers have released FNF and its affiliates from the guarantee established by the 2012 letter agreements.

The Company’s obligations under the Amended and Restated Salary Continuation Agreements, if termination had occurred on January 3, 2016, are described in the table below. None of our non-employee directors are party to a Salary Continuation Agreement.

If a termination of service had occurred on January 3, 2016, the annual retirement benefit for each of Messrs. Stout, Parkey and Moore under the Amended and Restated Salary Continuation Agreements would have been $215,200, $100,000 and $88,350, respectively. Payments to Mr. Stout would have commenced 30 days following his termination. Pursuant to an election made in accordance with the terms of their respective Amended and Restated Salary Continuation Agreements, payments to Messrs. Parkey and Moore would have been scheduled to commence once the named executive officer attained the age of 65.

The following table summarizes the Company’s obligations under the employment agreements, Mr. Stout’s Severance Benefits Agreement and the Amended and Restated Salary Continuation Agreements to the named executive officers upon (i) a termination of employment or (ii) a termination of employment without cause or a resignation for good reason within the 36-month period following a change in control assuming, in each case, that such termination and change in control occurred on January 3, 2016:

Name	Termination by Company for Cause; by Executive Without Good Reason; or the Result of Disability ($)	Termination by Company Without Cause or by Executive for Good Reason not Following a Change in Control ($)	Termination by Company Without Cause or by Executive for Good Reason Following a Change in Control ($)
Lonnie J. Stout II Employment Agreement Salary Continuation Agreement Severance Agreement	0 (1) 2,569,338 (3) 0 (1)	6,671,827 (6) 2,569,338 (3) 825,000 (4)	6,671,827 (6) 2,569,338 (3) 825,000 (4)
Mark A. Parkey Employment Agreement Salary Continuation Agreement Severance Agreement	0 (1) 663,134 (3) N/A (2)	1,326,990 (5) 663,134 (3) N/A (2)	1,983,850 (6) 663,134 (3) N/A (2)
J. Michael Moore Employment Agreement Salary Continuation Agreement Severance Agreement	0 (1) 688,592 (3) N/A (2)	1,326,990 (5) 688,592 (3) N/A (2)	1,983,850 (6) 688,592 (3) N/A (2)

Total	3,921,064	14,071,871	15,385,591

(1)	No benefits are payable if terminated for cause as defined in the Agreements.
(2)	Messrs. Moore & Parkey do not have Severance Agreements.
(3)	Represents the accrued retirement benefit liability as of January 3, 2016.
(4)	Represents 18 months of base salary.
(5)	Represents Base Salary (plus applicable bonus factor) x 2.00.
(6)	Represents Base Salary (plus applicable bonus factor) x 2.99 less, for Mr. Stout, any benefits calculated under his Severance Benefit Agreement.

Upon termination by the Company “without cause” or by the named executive officer for “good reason”, or upon termination as the result of disability, each named executive officer would be eligible for certain continued health insurance benefits for him and his dependents, for a period of up to two years or for a period of up to three years upon a termination in connection with a change in control. No payments would be made upon a change in control not involving a termination.

DIRECTOR COMPENSATION

Director compensation is comprised of a cash component and an equity component. The cash component of the Company’s director compensation program consists of an annual cash retainer for non-employee directors and an annual cash retainer for directors serving as chair of any standing committee of the board.

The Company will also reimburse directors for their travel and related out-of-pocket expenses in connection with attending board, committee and shareholders’ meetings. Directors who are also employees, such as Mr. Stout, do not receive any additional compensation for their services as director. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in the Company’s Amended and Restated Charter and Amended and Restated Bylaws.

The following table summarizes director compensation for fiscal year 2015:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Douglas K. Ammerman	26,250	66,600	92,850
Timothy T. Janszen	11,250	66,600	77,850
Ronald B. Maggard, Sr.	18,750	66,600	85,350
Frank R. Martire	21,250	66,600	87,850
Raymond R. Quirk	11,250	66,600	77,850

(1)	As described below in the narrative, amounts represent cash payments made for a $3,750 monthly retainer fee paid to each non-employee director plus an additional retainer for each director serving as chair of a standing Board committee.
(2)	Represents the aggregate grant date fair value of the stock option award granted to the director determined in accordance with ASC Topic 718 “Compensation – Stock Compensation”. For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 15 to the Consolidated Financial Statements contained in the Form 10-K.

The above table reflects fees earned or paid in cash during fiscal year 2015 and the aggregate grant date fair value of option awards to non-employee directors in fiscal year 2015. Currently each director who is not an employee of the Company receives an annual retainer fee of $45,000, plus an additional annual retainer fee for directors serving as chair of any standing committee of the Board. The additional retainer fee for committee chairs are $15,000 for the Audit Committee, $10,000 for the Compensation Committee, and $7,500 for the Nominating and Corporate Governance Committee.

Each director who is not also an employee of the Company is eligible for grants of non-qualified stock options under the Plan. In 2015, non-employee directors were awarded options to purchase 20,000 shares of Common Stock, with the exercise price equal to the fair market value of the Common Stock on the date of grant. No non-employee director is eligible for a grant of incentive stock options under the Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is the practice of the Company that the terms and conditions of any related party transaction are subject to the review and approval of the Audit Committee.

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction in fiscal year 2015, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Agreements with FNF

In order to govern the ongoing relationships between us and FNF after the Spinoff and to facilitate an orderly transition, we and FNF entered into agreements providing for various services and rights following the Spinoff, and under which we and FNF will indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with FNF.

Because the separation and distribution involved our separation from FNF’s existing businesses, we negotiated these agreements with FNF while we were still a majority-owned subsidiary of FNF. Accordingly, during this time, certain of our directors and officers were directors, officers and employees of FNF or its subsidiaries and, as such, had an obligation to serve the interests of FNF.

Separation and Distribution Agreement.

We entered into a Separation and Distribution Agreement with FNF before the Spinoff. The Separation and Distribution Agreement sets forth our agreements with FNF regarding the principal actions to be taken in connection with the Spinoff. It also sets forth other agreements that govern aspects of our relationship with FNF following the Spinoff.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from FNF so that we and FNF retained the assets of, and the liabilities associated with, our respective businesses. In particular, the Separation and Distribution Agreement generally provides that:

•	All of the assets related to our businesses would be transferred to us;

•	All of the outstanding shares of all classes of capital stock of or other equity interests in our subsidiaries would be transferred to us;

•	All of the intellectual property related to our businesses would be transferred to us;

•	All of the assets of FNF other than the assets related to our businesses would remain with FNF;

•	All of the liabilities (whether accrued, contingent or otherwise) related to our businesses would be assumed by us; and

•	All of the liabilities (whether accrued, contingent or otherwise) of FNF other than the liabilities related to our businesses will be retained by FNF.

Internal Reorganization. The Separation and Distribution Agreement also described and set forth certain actions related to our separation from FNF that occurred prior to the Spinoff, including corporate reorganization activities that resulting in our current corporate structure and ownership.

Intercompany Arrangements. The Separation and Distribution Agreement provided that FNF and the Company would use commercially reasonable efforts to settle all amounts payable in connection with any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of FNF or its subsidiaries and a member of the Company or its subsidiaries on or before the date of the Spinoff.

Representations and Warranties. In general, neither the Company nor FNF made any representation or warranty regarding any asset or liability transferred or assumed, any consent or approval that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any asset transferred, the absence of any defense relating to any claim of either party or the legal sufficiency of any conveyance document. Except as expressly set forth in the Separation and Distribution Agreement, all assets were transferred on an “as is, where is” basis.

Further Assurances. The parties agreed to use commercially reasonable efforts, on and after the date of the Spinoff, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the Ancillary Agreements.

Exchange of Information. The Company and FNF agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or government authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and FNF also agreed that until the end of the first full fiscal year following the Spinoff, each party will use its commercially reasonable efforts, consistent with past practice, to assist the other party with its financial reporting and audit obligations.

Termination. The Separation and Distribution Agreement provides that FNF, in its sole discretion, could have terminated the Separation and Distribution Agreement at any time prior to the consummation of the Spinoff.

Release of Claims. The Company and FNF each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Spinoff had been the other’s stockholders, directors, officers, agents or employees and each of the heirs, executors, trustees, administrators, successors and assigns, against any and all liabilities existing or arising in connection with the implementation of the separation of the Company and FNF. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification. The Company and FNF each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spinoff and our and FNF’s respective businesses. The amount of either FNF’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Tax Matters Agreement.

We entered into a Tax Matters Agreement with FNF that governs the respective rights, responsibilities and obligations of FNF and us after the Spinoff with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

Under the Tax Matters Agreement, FNF generally is required to indemnify us for any income taxes attributable to its operations or our operations and for any non-income taxes attributable to its operations, in each case for all pre-distribution periods as well as any taxes arising from transactions effected to consummate the separation and distribution, and we generally are required to indemnify FNF for any non-income taxes attributable to our operations for all pre-distribution periods and for any taxes attributable to our operations for post-distribution periods.

We are generally required to indemnify FNF against any tax resulting from the distribution (and against any claims made against FNF in respect of any tax imposed on its stockholders), in each case if that tax results from (i) an issuance of a significant amount of our equity securities, a redemption of a significant amount of our equity securities or our involvement in other significant acquisitions of our equity securities (excluding the Spinoff distribution), (ii) other actions or failures to act by us (such as those described in the following paragraph) or (iii) any of our representations or undertakings referred to in the Tax Matters Agreement being incorrect or violated. FNF is generally required to indemnify us for any tax resulting from the distribution.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, sales of assets, and voluntarily dissolving or liquidating) that were designed to preserve the tax-free nature of the Spinoff. These restrictions apply for the two-year period after the Spinoff.

Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS and does not affect the several liability of FNF and us for all U.S. federal taxes of the consolidated group relating to periods before the distribution date.

Management Consulting Agreement with Black Knight Advisory Services, LLC

Immediately prior to the distribution, the Operating LLC entered into the Management Consulting Agreement with the Management Consultant pursuant to which the Management Consultant will provide corporate and strategic advisory services to us.

As compensation for services rendered to us under the Management Consulting Agreement, on October 6, 2015, the Operating LLC issued the Management Consultant 1,500,024 non-voting Class B Units representing an amount equal to 8.7% of the outstanding units of the Operating LLC. In addition, we agreed to pay to the Management Consultant an annual fee equal to 3.0% of our Adjusted EBITDA for each fiscal year during the term of the Management Consulting Agreement. We will also reimburse the Management Consultant for its direct out-of-pocket costs incurred for management services provided to us. Under the Management Consulting Agreement, “Adjusted EBITDA” means our net income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items.

Each Class B Unit represents a non-voting equity interest in the Operating LLC that entitles the holder thereof to a percentage of the profits and appreciation in the equity value of the Operating LLC arising after the date of grant. The Management Consultant will only participate in distributions by the Operating LLC following such time as a specified hurdle amount has been previously distributed to holders of Class A Units of the Operating LLC (i.e., the Company and its wholly-owned subsidiary, JAX Investments, Inc.). The hurdle amount with respect to the Class B Units issued to the Management Consultant is equal to $151,052,366, which was determined based on the volume weighted average of the closing price of our common stock over the five trading days following the completion of the Spinoff. None of the Class B Units were vested upon issuance. Instead, the Class B Units issued to the Management Consultant will vest with respect to one-third of such Class B Units on each of the first, second and third anniversaries of the date of grant.

The vesting of the Class B Units issued to the Management Consultant is subject to acceleration upon a change in control of us, our termination of the Management Consulting Agreement without cause or the termination of the Management Consulting Agreement by the Management Consultant as a result of our breach of the Management Consulting Agreement.

Vested Class B Units may be exchanged for shares of our Common Stock. However, upon termination of the Management Consulting Agreement for any reason, Management Consultant must exchange its Class B Units within 90 days, or such units will be forfeited.

Vested Class B Unit awards held by the Management Consultant may be exchanged for shares of J. Alexander’s Holdings, Inc. Common Stock with an aggregate fair market value equal to the amount of cash that would be distributed to the Management Consultant in respect of those Class B Units by the Operating LLC upon a liquidation of the Operating LLC assuming the aggregate amount to be distributed to all members of the Operating LLC were equal to the implied valuation of the Company based upon its market capitalization on the date of exchange, (net of any assets and liabilities of the Company that are not assets or liabilities of the Operating LLC). As of January 3, 2016, the implied per unit liquidation value for each outstanding Class B Unit held by the Management Consultant was $1.03. As a result, assuming all outstanding Class B Units issued to the Management Consultant were exchanged on such date, we would have issued 131,188 additional shares of common stock to the Management Consultant. Note that as of January 3, 2016, none of the Class B Units held by the Management Consultant were vested and, as a result, could not have been exchanged except upon an accelerated vesting of such Class B Units as described above.

The Management Consulting Agreement will continue in effect for an initial term of seven years and be renewed for successive one-year periods thereafter unless earlier terminated (i) by us upon at least six months’ prior notice to the Management Consultant or (ii) by the Management Consultant upon 30 days’ prior notice to us. In the event that we terminate the Management Consulting Agreement prior to the tenth anniversary thereof, or the Management Consultant terminates the Management Consulting Agreement within 180 days after a change of control event with respect to us, we will be obligated to pay to the Management Consultant an early termination payment equal to the product of (i) the annual base fee for the most recent fiscal year and (ii) the difference between ten and the number of years that have elapsed under the Management Consulting Agreement, provided that in the event of such a termination following a change of control event, the multiple of the annual base fee to be paid shall not exceed three.

The principal member of the Management Consultant is William P. Foley, II, Senior Managing Director of Fidelity National Financial Ventures, LLC (“FNFV”), a wholly-owned subsidiary of FNF. The other members of the Management Consultant consist of other current and former officers of FNFV and Lonnie J. Stout II, our President, Chief Executive Officer.

Mr. Stout currently holds a 10.81% interest in the Management Consultant and, as a result, may be an indirect beneficiary of the Class B Units issued to the Management Consultant and the management fees paid to the Management Consultant.

From the inception of the Management Consulting Agreement through March 31, 2016, we have paid approximately $38,000 in reimbursements for their out of pocket expenses incurred by or on behalf of the Management Consultant. On March 30, 2016, we paid the Management Consultant a management fee of approximately $207,000 with respect to the period ended January 3, 2016.

FNF Promissory Note

In February 2013, in connection with the contribution of all of the outstanding membership interests in J. Alexander’s, LLC by FNFV to the Operating LLC, the Operating LLC assumed from FNFV the FNF Note, dated as of January 31, 2013. The note accrued interest at 12.5% per annum, and the interest and principal were to be payable in full on January 31, 2016. During the fiscal year ended December 29, 2014, $2,479,000 of interest expense payable to FNF was recorded related to this note. During the six months ended June 28, 2015, interest expense associated with the FNF Note was $493,000. The FNF Note was repaid in full in May 2015.

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Tennessee law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Policies and Procedures for Related Party Transactions

Our Code of Business Conduct and Ethics states that a “conflict of interest” (or “conflict”) occurs when an individual’s private interests interfere in any way, or appear from the perspective of a reasonable person to interfere in any way, with our interests as a whole, and provides further that a conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. We believe that a conflict exists whenever an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of our business and that conflicts of interest may arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our Code of Business Conduct and Ethics provides that directors and employees must avoid conflicts or the appearance of conflicts, and that employees should avoid any outside financial interests that might conflict with our interests. Such outside interests could include, among other things:

•	personal or family financial interests in, or indebtedness to, enterprises that have business relations with us, such as relatives who are employed by or own an interest in consultants or suppliers;

•	acquiring any interest in outside entities, properties, etc., in which we have an interest or potential interest;

•	conduct of any business not on our behalf with any consultant, contractor, supplier, or distributor doing business with us or any of their officers or employees, including service as a director or officer of, or employment or retention as a consultant by, such persons; or

•	serving on the board of directors of an outside entity whose business competes with our business.

Under our Code of Business Conduct and Ethics, employees are required to report any material transaction or relationship that could result in a conflict of interest to our compliance officer.

The Audit Committee is responsible for the review, approval, or ratification of any potential conflict of interest transaction involving any of our directors or executive officers, director nominees, any person known by us to be the beneficial owner of more than five percent of any class of our voting securities, or any family member of or related party to such persons, including any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Commission.

In reviewing any such proposed transaction, the Audit Committee is tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission and NYSE. Executive officers, directors and greater than 10% shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended January 3, 2016, its executive officers and directors complied with all applicable filing requirements.

PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has been appointed to serve as the Company’s independent registered public accounting firm for fiscal year 2016 and served as the Company’s independent registered public accounting firm for the year ended January 3, 2016.

The Company has been informed that representatives of KPMG plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholders’ questions.

The following table presents the aggregate fees billed for professional services rendered by KPMG for the audit and review of our financial statements for 2015 and 2014 and the aggregate fees for other services rendered by KPMG billed in those periods:

Type of Fees	2015 ($)	2014 ($)
Audit Fees (1)	373,610	837,000
Audit-related Fees (2)	—	3,000
Tax Fees (3)	303,791	—
All Other Fees	1,650	1,650

Total	679,051	841,650

(1)	Audit fees related to audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC. A portion of the reported Audit Fees for 2015 related to work performed by KPMG in connection with the Spinoff. A material portion of the reported Audit Fees for 2014 related to KPMG’s audit of the Company’s financial statements for fiscal years 2012 and 2013 in advance of the Company’s intended 2014 initial public offering.
(2)	Audit-related fees related primarily to attestation work regarding debt covenant compliance during 2014.
(3)	Tax fees reported for 2015 related primarily to the tax opinion rendered concerning the tax-free status of the Spinoff from FNF.

The fees reported above were approved, prior to the establishment of our current Audit Committee, by the Audit Committee of FNF, our majority owner prior to the Spinoff.

The Company’s current policies and procedures require that all audit and audit-related services be pre-approved by the Audit Committee, except for fees approved in advance by the Audit Committee chair and disclosed to and ratified by the Audit Committee pursuant to the Audit Committee’s pre-approval policy for audit and permitted non-audit services.

Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of Common Stock represented and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the Company’s 2015 fiscal year:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted in October 2015 and approved by our board of directors. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that Mr. Ammerman is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP (“KPMG”), our independent registered public accounting firm, our audited financial statements as of and for the year ended January 3, 2016. Management and KPMG reported to us that our Consolidated Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG matters covered by the Public Company Accounting Oversight Board Auditing Standards No. 16 (Communications With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with KPMG the overall scope and plan for their respective audits. We met with KPMG, with and without management present, to discuss the results of their examinations, our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2016, and that KPMG be appointed independent registered public accounting firm for the Company for fiscal year 2016.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

The foregoing report is provided by the following independent directors, who constitute the committee:

Douglas K. Ammerman (Chair)

Timothy T. Janszen

Frank R. Martire

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE

PRESENTED AT THE 2017 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2017 Annual Meeting of Shareholders by submitting their proposals in writing to the Company in a timely manner.

Any proposal intended to be presented for action at the 2017 Annual Meeting of Shareholders and included in the Company’s Proxy Statement and proxy relating to its 2017 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than the close of business on December 13, 2016 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the Commission’s requirements for inclusion in effect at the time.

For other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement under Rule 14a-8), a shareholder’s notice must be received by the Secretary of the Company at our principal executive offices after the close of business on January 24, 2017 but before the close of business on February 23, 2017. The proposal must be in writing and must comply with the advance notice provisions and other requirements of Section 12 of the Company’s Amended and Restated Bylaws, a copy of which is on file with the Commission and may be obtained from the Company upon request. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) it includes in the Proxy Statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

MISCELLANEOUS

If you plan to attend the Annual Meeting in person, please visit our website at www.jalexandersholdings.com for directions to Redlands Grill, 2609 West End Avenue, Nashville, Tennessee 37203.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 3, 2016 (WITHOUT EXHIBITS) IS INCLUDED IN THE ANNUAL REPORT THAT IS FURNISHED ON THE INTERNET, AND A COPY WITH EXHIBITS MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO CORPORATE SECRETARY, J. ALEXANDER’S HOLDINGS, INC., P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date: April 12, 2016

J. ALEXANDER'S HOLDINGS, INC. 3401 WEST END AVE, SUITE 260 P.O. BOX 24300 NASHVILLE, TN 37202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07306-P77275                    KEEP  THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

J. ALEXANDER'S HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the following proposals:
1.	Election of Class I Directors	☐	☐	☐
Nominees:

01) Timothy T. Janszen
02) Ronald B. Maggard, Sr.

						For	Against	Abstain

2.	For ratification of the appointment of KPMG LLP as the registered independent public accounting firm for fiscal year 2016.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E07307-P77275

J. ALEXANDER'S HOLDINGS, INC.
Annual Meeting of Shareholders
2609 West End Avenue, Nashville, TN 37203
May 24, 2016 at 9:30 AM Central Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Lonnie J. Stout II and Mark A. Parkey, and each of them, as proxies, each with full power to appoint his/her substitute, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at May 24, 2016 beginning at 9:30 AM, Central Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side